Exhibit 2.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 27, 2017 (this “Agreement”), by and among Aquarian Investors Heritage Holdings LLC, a Delaware limited liability company (“Parent”) and each of the persons listed on Schedule 1 hereto (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Aquarian Investors Heritage Acquisition Co., a Kentucky corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Investors Heritage Capital Corporation, a Kentucky corporation (the “Company”) are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner of the number of outstanding shares of Common Stock set forth opposite such Shareholder’s name on Schedule 1 hereto; and

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Shareholder agree, and each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1     Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a)     “Additional Shares” means the Common Stock or other voting capital stock of the Company of which the Shareholder acquires Beneficial Ownership after the date of this Agreement.

(b)     “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by all Affiliates of such person and all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(c)     “Common Stock” means the shares of common stock, par value $1.00 per share, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which shares of Common Stock or such other shares or voting securities may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(d)     “Consent” means any approval, consent, ratification, permission, waiver, authorization, notice to or declaration or filing.

(e)     “Covered Shares” means the Existing Shares and any Additional Shares.

(f)     “Existing Shares” means the shares of Common Stock Beneficially Owned by the Shareholder on the date hereof.

(g)     “Permitted Transfer” means a Transfer (i) pursuant to the Contribution Agreement or (ii) upon the death of an individual Shareholder, to any heir, legatees, beneficiaries, devisees and/or successors of such Shareholder; provided that any such Transfer shall be permitted only if, as a precondition to such Transfer, the Transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of such transferring Shareholder’s obligations hereunder in respect of the securities subject to such Transfer, and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares subject to such Transfer, to the same extent as such transferring Shareholder is bound hereunder.

(h)     “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any Contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

Section 2.1     Agreement to Vote. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, each Shareholder hereby agrees irrevocably and unconditionally that at the Company Shareholders’ Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, he, she or it shall, and shall cause any holder of record of his, her or its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a)     appear at each such meeting or otherwise cause all of his, her or its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Company for written consent, if any; and

(b)     vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of his, her or its Covered Shares (i) in favor of the approval and adoption of the Merger, the Merger Agreement and the Transactions, (ii) in favor of any related proposal necessary to consummate the Merger and the Transactions, (iii) against any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement or of such Shareholder contained in this Agreement, or (B) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Organizational Documents), and (iv) against any Takeover Proposal.

Section 2.2     Grant of Proxy. Each Shareholder hereby irrevocably grants a proxy to, and appoints, Parent and up to two (2) of Parent’s designated representatives, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Shareholder’s name, place and stead, to vote, act by written consent or execute and deliver proxies to vote or grant a written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 2.1 hereof. This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by the Company, and to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest, as described in Section 271B.7-220 (4)(e) of the KBCA and (ii) executed and intended to be (and is) irrevocable in accordance with the provisions of Section 271B.7-220 (4) of the KBCA, (b) revokes any and all prior proxies granted by such Shareholder and its Affiliates with respect to the Covered Shares and agrees that no subsequent proxy with respect to the Covered Shares shall be given by such Shareholder or its Affiliates (and, to the extent permitted by law, if given shall be ineffective) and (c) ratifies and confirms all that the proxy holders appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof. Each Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the KBCA or any other Law to effectuate the intent of this proxy. The power of attorney granted by such Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. No proxy holder under this Agreement (including substitute proxy holders) shall incur any liability or obligation to any Shareholder, directly or indirectly, in connection with, or as a result of, any exercise of the proxy granted herein in compliance with the express provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Parent as follows:

(a)     Organization; Authorization; Validity of Agreement; Necessary Action. With respect to each Shareholder that (i) is not a natural person, such Shareholder (A) is duly organized, validly existing and in good standing (in those jurisdictions where good standing is recognized) under the laws of the jurisdiction in which it is organized and (B) has all corporate, limited partnership, trust or other organizational power and authority to consummate the transactions contemplated by this Agreement and (ii) is a natural person, he or she has the legal capacity and authority to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Shareholder of this Agreement, the performance by such Shareholder of his, her or its obligations hereunder and the consummation by such Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of his, her or its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement (including the irrevocable proxy), the performance by such Shareholder of his, her or its obligations hereunder or the consummation by such Shareholder of the transactions contemplated by this Agreement.

(b)     Ownership. Such Shareholder is the Beneficial Owner of and has good and valid title to such Shareholder’s Existing Shares, free and clear of any Liens, other than any Liens pursuant to this Agreement and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, such Shareholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Shareholder. Such Shareholder is the sole Beneficial Owner and has and will have at all times through the Closing Date (other than pursuant to the Contribution Agreement) sole Beneficial Ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of such Shareholder’s Existing Shares and with respect to any of the Covered Shares Beneficially Owned by such Shareholder at all times through the Closing Date.

(c)     Non-Contravention. The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of his, her or its obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement, will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancellation or acceleration of any obligation or loss of material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon his, her or its assets or properties under, any provision of (A) any charter or organizational document of such Shareholder, if applicable, (B) any Contract to which such Shareholder is a party or by which any of his, her or its assets or properties is bound or (C) any Law applicable to such Shareholder or his, her or its assets or properties or (ii) require any Consent of, or registration, declaration or filing with, notice to, or permit from, any Governmental Entity (other than for the filing with the SEC of a Schedule 13D, any filings under Section 16 of the Exchange Act and any other notices or filings as may be required by applicable Law in connection with this Agreement and the transactions contemplated hereby), except, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, would not be expected to adversely affect (x) the enforceability of this Agreement or (y) the ability of such Shareholder to timely perform any of his, her or its obligations hereunder in any material respect.

(d)     No Inconsistent Agreements. Except for this Agreement and the Contribution Agreement, such Shareholder has not: (i) entered into any Contract, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Sections 2.1 and 2.2) or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing in any material respect any of his, her or its obligations under this Agreement. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholders’ execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(e)     No Action. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Shareholder, threatened against such Shareholder that (i) challenges the validity of this Agreement or (ii) could reasonably be expected to impair the ability of such Shareholder to satisfy his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE IV

OTHER COVENANTS

Section 4.1     Prohibition on Transfers.

(a)     Subject to the terms of this Agreement, during the term of this Agreement, each Shareholder agrees not to Transfer, or enter into any Contract with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, other than a Permitted Transfer. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 4.1 shall be null and void.

(b)     This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Shareholder’s successors or assigns. No Shareholder may request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Covered Shares, unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of such Shareholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement.

Section 4.2     Additional Shares. Each Shareholder agrees to promptly notify Parent of the number of Additional Shares acquired by such Shareholder after the date hereof. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 4.3     Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared, in each case affecting the Covered Shares, the terms “Existing Shares,” “Additional Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.4     No Solicitation. Each Shareholder hereby agrees that during the term of this Agreement, such Shareholder shall not, and shall use reasonable best efforts to cause his, her or its Affiliates and Representatives not to, take any action that the Company is otherwise then prohibited from taking under Section 5.02 of the Merger Agreement.

Section 4.5     No Inconsistent Agreements. Except for this Agreement, each Shareholder shall not: (a) Transfer, or enter into any Contract with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein to any person that has made a Takeover Proposal or an Affiliate of any such person, (b) create or permit to exist any Lien that could prevent such Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law, (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Sections 2.1 and 2.2) or (d) take any action, directly or indirectly, that could reasonably be expected to (i) result in a material breach hereof, (ii) make any representation or warranty of such Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) have the effect of materially delaying, preventing or disabling such Shareholder from performing any of his, her or its obligations under this Agreement.

Section 4.6     Further Assurances. No Shareholder shall take any action, directly or indirectly, that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the performance by such Shareholder of his, her or its obligations under this Agreement. From time to time, at Parent’s request and without further consideration, each Shareholder, solely in his, her or its capacity as a shareholder of the Company, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. In furtherance and not in limitation of the foregoing, each Shareholder (a) hereby consents to and authorizes the publication and disclosure by Parent in any press release or in the Proxy Statement (including all documents and schedules filed with the SEC) of the Company or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, such Shareholder’s identity and ownership of Covered Shares, the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure (“Shareholder Information”), and (b) hereby agrees to cooperate with Parent and the Company in connection with such filings, including providing Shareholder Information requested by Parent. As promptly as practicable, each Shareholder shall notify Parent and the Company of any required corrections with respect to any Shareholder Information supplied by such Shareholder, if and to the extent such Shareholder becomes aware that any such Shareholder Information shall have become false or misleading in any material respect.

Section 4.7     Appraisal Rights. Each Shareholder hereby agrees not to exercise, and hereby waives, any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Merger.

ARTICLE V

MISCELLANEOUS

Section 5.1     Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) at any time upon the written agreement of Parent and the Shareholders or (iv) if any terms of the Merger Agreement are amended, modified or waived without the prior consent of the Shareholders if such amendment, modification or waiver (A) changes the amount of the Merger Consideration or purchase price, or changes the form of such consideration or (B) could reasonably be expected to adversely affect any Shareholder, in his, her or its capacity as such, in any material manner. After the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, that, to the extent the termination of the Merger Agreement is contested, no party shall be released from liability for violating the terms of this Agreement if a court of competent jurisdiction finally determines that the Merger Agreement had not, in fact, been validly terminated and, therefore, this Agreement had not been validly terminated. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any material breach prior to such termination.

Section 5.2     Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.3     Submission to Jurisdiction; Service. Each of the parties hereto (a) irrevocably submits himself, herself or itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement, (b) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that he, she or it will not bring any action relating to this Agreement in any court other than such court, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court, and (d) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

Section 5.4     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) Business Day after being sent via a nationally recognized overnight courier service, (c) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

If to Parent to:

Aquarian Holdings, LLC
299 Park Avenue, 6th Floor
New York, NY 10017
Attention:     Rudy Sahay
Email:           rsahay@aquarianlp.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:     212-735-2000
Email:          Todd.Freed@skadden.com
Attention:    Todd E. Freed, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Facsimile:     202-393-5760
Email:           Chris.Ulery@skadden.com
Attention:    Christopher J. Ulery, Esq.

If to any Shareholder: to such Shareholder and his, her or its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

Section 5.5     Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent and each Shareholder; provided that matters that only affect the right of a particular Shareholder or Shareholders shall only require an instrument in writing signed by Parent and such Shareholder or Shareholders.

Section 5.6     Extension; Waiver. At any time before the termination of this Agreement, Parent and any of the Shareholders may, on behalf of himself, herself or itself, (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of his, her or its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.7     Entire Agreement. This Agreement constitutes the sole and entire agreement of the Shareholders or any of their Affiliates and Parent, with respect to the subject matter contained herein (other than, in the case of Parent, the Merger Agreement), and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter (other than, in the case of Parent, the Merger Agreement). No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 5.8     No Third-Party Beneficiaries. This Agreement is for the sole benefit and may be enforced solely by Parent and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent) any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 5.9     Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable in any jurisdiction, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the Merger is consummated to the extent possible and (b) the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.10     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of his, her or its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement. Any purported assignment in violation of the foregoing shall be void.

Section 5.11     Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (i) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (ii) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that he, she or it will not oppose the granting of an injunction, specific performance and other equitable relief, including on the basis that the other party has an adequate remedy at law.

Section 5.12     Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Shareholder are made solely with respect to such Shareholder and the Covered Shares. Each Shareholder is entering into this Agreement solely in his, her or its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Company Subsidiary) solely on behalf of, and in his or her capacity as a director or officer of, the Company (or a Company Subsidiary), including participating on behalf of, and in his or her capacity as a director or officer of, the Company in any discussions or negotiations with Parent or any other party making a Takeover Proposal in accordance with Section 5.02 of the Merger Agreement, and none of such actions taken on behalf of, and in his or her capacity as a director or officer of, the Company (or a Company Subsidiary) in accordance with the provisions of this Section 5.12 shall constitute or be deemed to constitute a breach of this Agreement. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.13     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, in each case, except as otherwise provided herein.

Section 5.14     Fees and Expenses. Except as otherwise agreed, all costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.15     Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.16     Several Obligations. The agreements, obligations, representations and warranties of the Shareholders hereunder shall be several and not joint.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

AQUARIAN INVESTORS HERITAGE HOLDINGS LLC

By:	/s/ Rudrabhishek Sahay
Name:	Rudrabhishek Sahay
Title:	President

SHAREHOLDERS

HLW INVESTMENT CORP.

By:	/s/ Harry Lee Waterfield II
Name: Harry Lee Waterfield II
Title: Chairman & CEO

By:	/s/ Raymond L. Carr
Name: Raymond L. Carr

By:	/s/ Robert M. Hardy, Jr.
Name: Robert M. Hardy, Jr.

By:	/s/ Julie Hunsinger Mink
Name: Julie Hunsinger Mink

By:	/s/ Larry Johnson
Name: Larry Johnson

By:	/s/ Whitney Waterfield
Name: Whitney Waterfield

By:	/s/ Garth Waterfield
Name: Garth Waterfield

By:	/s/ Jane Jackson
Name: Jane Jackson

By:	/s/ Kendall Shelton
Name: Kendall Shelton

SPOUSAL CONSENT

I,           , spouse of           (the “Shareholder”), have read and approve of the foregoing Voting Agreement, dated as of October 27, 2017, together with all schedules and attachments thereto (collectively, the “Agreement”), by and among my spouse, Aquarian Investors Heritage Holdings LLC (“Parent”) and the other parties thereto. In consideration with Parent’s entry into the Agreement and Plan of Merger among Parent, Aquarian Investors Heritage Acquisition Co. and the Company, I hereby appoint the Shareholder as my attorney-in-fact in respect to the exercise or waiver of any rights under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares subject thereto under the community property laws of the State of           , or under similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:

“Spouse of Shareholder”

(Signature)

(Print Name)

Schedule 1

SHAREHOLDER INFORMATION

Name	Shares of Common Stock	Address
Harry Lee Waterfield II	63,208.398	200 Capital Ave., Frankfort, KY 40601
HLW Investment Corp.	140,620.000	200 Capital Ave., Frankfort, KY 40601
HLW Corporation	43,119.080	200 Capital Ave., Frankfort, KY 40601
Raymond L. Carr	40,225.232	200 Capital Ave., Frankfort, KY 40601
Robert M. Hardy, Jr.	18,171.881	200 Capital Ave., Frankfort, KY 40601
Julie Hunsinger Mink	10,984.316	200 Capital Ave., Frankfort, KY 40601
Larry Johnson	5,340.630	200 Capital Ave., Frankfort, KY 40601
Whitney Waterfield	4,875.141	200 Capital Ave., Frankfort, KY 40601
Garth Waterfield	2,285.360	200 Capital Ave., Frankfort, KY 40601
Jane Jackson	6,800.158	200 Capital Ave., Frankfort, KY 40601
Kendall Shelton	100.000	200 Capital Ave., Frankfort, KY 40601

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